EXHIBIT 99.1
FirstCash Reports Fourth Quarter and Full-Year Operating Results;
Record Pawn Receivables Drive Strong Revenue and Earnings Growth;
Company Adds 157 Pawn Stores in 2023; Declares Quarterly Cash Dividend
_________________________________________________________________________________________

Fort Worth, Texas (February 1, 2024) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of almost 3,000 retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the fourth quarter and full-year ended December 31, 2023. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.35 per share, which will be paid in February 2024.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted impressive fourth quarter and full year results for 2023 with continued momentum from record pawn receivables and new store growth resulting in strong year-over-year increases in revenues and earnings. U.S. pawn receivables ended the year up 22% in total and 14% on a same-store basis, while LatAm pawn saw improving demand in the fourth quarter as well. AFF’s fourth quarter results were also impressive, with gross transaction volumes up 14%, which drove similar growth in revenues and resulted in even stronger earnings growth.

“Utilizing its strong cash flows and balance sheet, FirstCash continued to invest in the long-term growth of its pawn and retail POS payment solutions platforms. In total, we added 157 pawn stores in 2023, including 96 in the U.S. primarily through multiple acquisitions, allowing us to enter four additional U.S. states. AFF continued to expand its market presence as well, posting a 26% net increase in the number of active retail and service locations as of year end. The growth in both of these platforms position us for further expected revenue and earnings growth in 2024.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$852,134	$749,344	$852,134	$757,203
Net income	$69,589	$80,066	$92,846	$76,642
Diluted earnings per share	$1.53	$1.72	$2.04	$1.65
EBITDA (non-GAAP measure)	$145,493	$147,693	$161,704	$130,731
Weighted-average diluted shares	45,425	46,523	45,425	46,523

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$3,151,796	$2,728,942	$3,151,796	$2,771,599
Net income	$219,301	$253,495	$276,874	$245,737
Diluted earnings per share	$4.80	$5.36	$6.06	$5.19
EBITDA (non-GAAP measure)	$493,784	$496,860	$511,732	$437,344
Weighted-average diluted shares	45,693	47,330	45,693	47,330

Consolidated Operating Highlights
•Consolidated gross revenues topped $3 billion for the first time in the Company’s history, totaling $3.2 billion for 2023, which represented an increase of 15% on a GAAP basis and 14% on an adjusted basis compared to the prior year. Consolidated revenues totaled $852 million in the fourth quarter, an increase of 14% on a GAAP basis and 13% on an adjusted basis compared to the prior-year quarter.
•Growth in earning assets combined with gross margin expansion helped drive increases in consolidated net revenues of 20% in the fourth quarter on a GAAP basis and 17% on an adjusted basis compared to the prior-year quarter. Full year net revenues increased 19% on a GAAP basis and 15% on an adjusted basis compared to the prior year.
•On a GAAP basis, prior-year diluted earnings per share included a significant non-cash gain ($0.47 for the 2022 fourth quarter and $1.91 for the full year 2022, net of tax) on the revaluation of contingent consideration related to the AFF acquisition. Due primarily to the significance of the prior-year non-cash gains, GAAP-basis diluted earnings per share for the fourth quarter of 2023 decreased 11% compared to the prior-year quarter and decreased 10% for the full year.
•Adjusted diluted earnings per share increased 24% in the fourth quarter and 17% for the full year compared to the respective prior-year periods. Adjusted results exclude certain non-operating and/or non-cash income and expenses as further detailed elsewhere in this release.
•While GAAP net income for the fourth quarter decreased 13% over the prior-year quarter, primarily due to the significant non-cash gain in the prior quarter described above, adjusted net income increased 21% compared to the prior-year quarter. For the full year, net income decreased 13% on a GAAP basis, however, net income increased 13% on an adjusted basis compared to the prior year.
•Adjusted EBITDA for the full year was $512 million, an increase of $74 million, or 17%, compared to the prior year. For the fourth quarter of 2023, adjusted EBITDA increased 24% compared to the prior-year quarter.

Store Base and Platform Growth
•Pawn Stores: For the full year of 2023, a total of 157 pawn locations were added, including 91 acquired locations and 66 new (de novo) stores, bringing the store count at December 31, 2023 to 2,997 locations. Fourth quarter activity included a total of 17 pawn locations added through a combination of acquisitions and store openings.
By market, the Company reported the following store additions in 2023:
◦U.S. Pawn: Eight stores located in the states of Texas, Virginia and South Carolina were added in the fourth quarter through three separate acquisitions.
For the full year, the Company added 96 locations, which is the most U.S. locations added in a year since the merger with Cash America in 2016. In total, the Company now has 1,183 U.S. pawn locations in 29 states and the District of Columbia.
The Company also purchased the underlying real estate at 19 of its existing pawn stores during the fourth quarter. For the full year, the Company purchased the real estate at 43 locations, bringing the total number of owned U.S. locations to 337.
◦Latin America Pawn: Nine de novo locations were opened in Latin America during the fourth quarter of 2023, which included eight locations in Mexico and one in Guatemala.
For the full year, 61 locations were opened in Latin America where the Company now has 1,814 total locations. The 61 de novo stores opened this year represent a 36% increase in the number of stores opened during 2023 compared to 2022.

•Retail POS Payment Solutions Merchant Partnerships:
◦AFF reported a 26% increase in the number of active merchant locations as of December 31, 2023 compared to a year ago.
◦At December 31, 2023, there were approximately 11,600 active retail and e-commerce merchant partner locations.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the fourth quarter of 2023 was $98 million, an increase of $15 million, or 18%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to 26% for the fourth quarter of 2023, an improvement over the 25% margin for the prior-year quarter.
•Segment pre-tax operating income for the full year of 2023 was $336 million, an increase of $45 million, or 16%, compared to the prior year. The resulting segment pre-tax operating margin increased to 25% for the full year compared to 23% for the prior year.
•Pawn loan fee revenue increased 21% for the fourth quarter and 17% for the full year, while on a same-store basis, pawn loan fee revenue increased 11% compared to both of the respective prior-year periods. The increased pawn loan fee revenue reflected store growth, continued growth in demand for pawn loans and increased portfolio yield driven by improved customer redemption rates.
•Pawn receivables continued to grow to record levels, increasing 22% in total at December 31, 2023 compared to the prior year. Same-store pawn receivables accelerated sequentially to a 14% quarter-over-quarter increase from the 11% quarter-over-quarter increase in the third quarter of 2023. The increase in total pawn receivables was driven by a 7% increase in the U.S. store count coupled with the impressive 14% same-store increase. The same-store increase was driven by a 5% increase in average loan size and an 8% increase in the number of loans outstanding.
•Total retail merchandise sales increased 10% in the fourth quarter and 4% for the full year compared to the respective prior-year periods. Same-store retail sales increased less than 1% for the quarter and decreased 2% for the full year compared to the same prior-year periods. While the Company believes merchandise sales continue to be slightly moderated due to lower than normal inventory, all of the above sales growth metrics represented sequential improvements compared to growth rates reported for the third quarter of 2023.
•Retail sales margins of 42% for the fourth quarter were consistent with the prior-year quarter and continue to be driven by solid demand for value-priced, pre-owned merchandise and low levels of aged inventory. Full year retail margins improved to 43% in 2023 compared to 42% in 2022.
•Annualized inventory turnover improved to 2.8 times for the twelve months ended December 31, 2023 compared to prior-year annualized inventory turnover of 2.7 times. Inventories aged greater than one year at December 31, 2023 remained extremely low at 1%.
•Operating expenses for the fourth quarter increased 15% and 11% for the full year as compared to the prior-year periods, primarily due to store additions. On a same-store basis, expenses increased a modest 3% for the quarter and 5% for the full year.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the fourth quarter of 2023 was 17.6 pesos / dollar, a favorable change of 11% versus the comparable prior-year period, and for the twelve-month period ended December 31, 2023 was 17.8 pesos / dollar, a favorable change of 11% versus the prior-year period.
•For the full year of 2023, segment pre-tax operating income increased $14 million, or 10%. The resulting pre-tax operating margin was 19% for the full year compared to 21% in the prior year. Fourth quarter segment pre-tax operating income increased 5% with a resulting pre-tax operating margin of 20% compared to 21% in the prior-year quarter. On a constant currency basis, which excludes the favorable foreign exchange impact in 2023, segment income for the full year was flat, and down 4% for the quarter, compared to the prior-year periods.
•Pawn loan fees increased 15%, or 3% on a constant currency basis, in the fourth quarter of 2023 as compared to the prior-year quarter, while same-store pawn loan fees increased 14%, or 3% on a constant currency basis, compared to the prior-year quarter. For the full year, pawn loan fees increased 19%, or 5% on a constant currency basis, compared to the prior year, and increased 18%, or 5% on a constant currency basis, on a same-store basis.
•Pawn receivables at December 31, 2023 increased 18%, or 3% on a constant currency basis, compared to the prior year. On a same-store basis, pawn receivables increased 17%, or 3% on a constant currency basis, compared to the prior year. These growth rates all represented sequential increases over the comparable growth rates at the end of the third quarter when pawn receivables were up 15% in total and flat on a constant currency basis over the prior year.
•Retail merchandise sales in the fourth quarter of 2023 increased 12%, or flat on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the fourth quarter of 2023 increased 11% on a U.S. dollar basis, or decreased 1% on a constant currency basis. For the full year, retail merchandise sales increased 19%, or 6% on a constant currency basis, compared to the prior year, while same-store retail merchandise sales increased 18%, or 5% on a constant currency basis, compared to the prior year.
•Retail margins remained consistent at 35% for both the fourth quarter of 2023 and the full year. Annualized inventory turnover improved to 4.4 times in 2023 versus 4.2 times in 2022, while inventories aged greater than one year at December 31, 2023 remained extremely low at 1%.
•Operating expenses increased 24% in total, or 12% on a constant currency basis, compared to the prior-year quarter while full year operating expenses increased 26%, or 13% on a constant currency basis, compared to last year. The increase in expenses reflected increased store counts, accelerated store opening activity over the prior year and increases in the federally mandated minimum wage and other required benefit programs and other inflationary impacts.

Retail POS Payment Solutions Segment - American First Finance (AFF) Operating Results
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Fourth quarter segment pre-tax operating income totaled $44 million, an increase of 94% on a GAAP basis and 39% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results, over the prior-year quarter. For the full year, segment pre-tax operating income was $132 million, an increase of 123% on a GAAP basis and 21% on an adjusted basis over the prior year.

•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 17% on a GAAP basis and 13% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results, compared to the prior-year quarter. Revenues for the full year increased 23% on a GAAP basis and 17% on an adjusted basis compared to the prior year.
•Gross transaction volume from originated LTO and POS financing transactions totaled a record $1.0 billion in 2023, an increase of 21% over the prior year. For the fourth quarter, they increased 14% over the fourth quarter of last year despite a decline of 10% in same-door originations.
•Combined gross leased merchandise and finance receivables outstanding at December 31, 2023 increased 13% compared to the December 31, 2022 balances.
•AFF continues to provide significant up front expected lifetime loss provisioning on leased merchandise and finance receivable originations. The resulting allowance on leased merchandise and finance receivables at year end was 40% of the gross receivables, which was a nominal increase from 39% in the prior year.
•The combined lease and loan loss provision, as a percentage of the total gross transaction volume originated, decreased slightly from 27% during the fourth quarter of 2022 to 25% during the fourth quarter of 2023 and from 30% for the full year of 2022 to 29% for the full year of 2023.
•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products for the full year 2023 was 5.0% compared to the prior-year rate of 4.7%, and in line with the Company’s targeted range for NCO’s. The NCO rate in the fourth quarter, which is seasonally higher than the full year, was 5.5% and increased slightly compared to the prior-year rate of 5.2%.
•Operating expenses increased 7% for the full year and decreased 1% in the fourth quarter compared to the prior-year periods. The full year increase is primarily due to increased acquisition and servicing costs to support receivable growth.

Cash Flow and Liquidity
•Each of the Company’s business segments generated significant operating cash flows in 2023. Consolidated operating cash flows for the full year totaled $416 million and adjusted free cash flows (a non-GAAP measure) were $212 million. The cash flows were even more impressive in light of the significant growth in earning assets and continued investments in the store platform which included:
◦Net investment of over $100 million to fund year-over-year increases in customer receivables, pawn inventories and LTO merchandise
◦Acquisitions of pawn stores totaling $181 million
◦Investments in real estate of $70 million
•Even with increased borrowings in 2023 to finance the significant acquisition activity and growth in earning assets, the Company’s consolidated total debt to EBITDA ratio remained at 2.7x adjusted EBITDA (as defined in the Company’s U.S. revolving commercial bank credit facility which provides proforma credit for acquired earnings) at December 31, 2023, which was equal to the prior-year ratio.
•To further support long-term growth and shareholder returns, the Company obtained a $50 million increase in lender commitments under its U.S. revolving commercial bank credit facility in October 2023, increasing the size of the facility from $590 million to $640 million. The August 2027 maturity date and all financial covenants remained unchanged under the expanded U.S. facility. Coupled with its Mexico bank line of credit, which renewed in August 2023 and was extended into 2027, the Company has total lender commitments under its bank credit facilities of approximately $676 million at December 31, 2023.
•The majority (over $1 billion) of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 5.625% and maturity dates not until 2028 and 2030.

Shareholder Returns
•The Board of Directors declared a $0.35 per share first quarter cash dividend, which will be paid on February 28, 2024 to stockholders of record as of February 14, 2024. This represents an annualized dividend of $1.40 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•For the full year, the Company repurchased 1,248,000 shares of common stock at an aggregate cost of $114 million and an average cost per share of $91.58. The Company has $200 million available under the share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated an 11% return on equity and a 5% return on assets in 2023. Using adjusted net income for 2023, the adjusted return on equity was 14% while the adjusted return on assets was 7%.

2024 Outlook
The Company’s outlook for 2024 is highly positive, with expected year-over-year growth in revenue and earnings in all segments driven by the continued growth in earning asset balances coupled with recent store additions. Anticipated conditions and trends for 2024 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2024 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be approximately 80% of total segment level pre-tax income for the full year.
•U.S. pawn operations are expected to benefit in 2024 from full year revenue and earnings from the 79 stores acquired in August 2023 and seven stores acquired in late November of 2023.
•Beginning of the year pawn receivables were up 22% in the U.S., and continued to be strong in January 2024, which is expected to drive pawn loan fee growth in the first half of 2024 at a rate similar to the fourth quarter of 2023. As a reminder, U.S. pawn receivables growth rates in the second half of 2024 will moderate as the Company laps the significant 2023 pawn acquisition activity. Latin America pawn growth is currently up approximately 6% and full year 2024 growth is anticipated to remain in a mid-single digit range assuming foreign exchange rates remain steady.
•Retail sales are also expected to grow in both markets although at a slower rate than pawn loan fee growth given current inventory levels which remain below historical levels as a percentage of pawn receivables. Retail margins are anticipated to remain at or above historical averages at 40% to 43% in the U.S. and 34% to 36% in Latin America.
•Store operating expenses are expected to rise in a range of 7% to 9% for the full year in both the U.S. and Latin America in 2024 due to increased store counts along with continued inflationary impacts (primarily related to further minimum wage increases in Latin America). Even with increased operating expenses, the Company still anticipates improved operating leverage from pawn operations, especially in the U.S.
•The Company is currently targeting the addition of approximately 75 locations in 2024 through new store openings and acquisitions. Management continues to see a pipeline of potential acquisition opportunities in both the U.S. and Latin America, which could further boost store additions.

Retail POS Payment Solutions (AFF) Operations:
•Gross transaction volumes originated in 2024 are expected to increase in a range of 10% to 15% for the full year as compared to 2023. Resulting revenues are forecast to grow in a range of 7% to 9% in the first quarter and 10% to 12% for the full year as compared to the respective prior-year periods.

•The Company expects AFF's estimated lease and loan loss provisioning rates for 2024 will continue to reflect a consistent provisioning methodology with 100% of estimated lifetime losses being provided for (expensed) upon origination of the lease or loan. The full year loss provision expense for 2024 is expected to increase in line with the expected increase in originations, with anticipated provision rates (combined provision for lease and loan losses as a percentage of the total gross transaction volume originated) ranging between 28% to 32% in the first half of 2024 and 27% and 31% for the full year. As a reminder, provisioning rates are seasonally higher in the first half of the year than in the last half based on the proximity to the tax refund collection cycle in the first quarter each year.
•Operating expenses for the full year are expected to increase in the 10% to 15% range in 2024 as well, primarily due to the expected increase in origination activity and continued longer term investments in technology, customer service and merchant/customer acquisition activities.

Interest Expense, Tax Rates and Currency:
•Net interest expense is expected to increase for full year 2024 compared to 2023, with most of the increase expected in the first half of the year due to higher year-over-year interest rates for the comparative periods.
•For the full year of 2024, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 25% to 26%. This compares to the 2023 effective tax rate of 25.1%.
•Each full point change in the exchange rate of the Mexico peso represents an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2023 results, “The outstanding results for 2023 reflect FirstCash’s superior strategic positioning and long-term growth initiatives which have allowed us to navigate rapidly changing, and often unpredictable, global macroeconomic conditions. Our ability to consistently and effectively meet the everyday needs of millions of credit constrained and value conscious consumers, while prudently managing risk, is truly unique in the consumer finance and retail marketplace.

“FirstCash achieved a number of significant records and growth milestones in 2023. Consolidated revenues exceeded $3 billion for the first time in Company history. The core pawn segments in both the U.S. and Latin America posted record high pawn receivables, revenues and segment earnings, while the total number of pawn stores stood at 2,997 locations at year end and, with January 2024 store openings, is now over 3,000 locations. For AFF, gross transaction originations in 2023 exceeded $1 billion for the first time ever.

“For our core pawn operations, which continue to contribute almost 80% of our segment earnings, we ended the year with combined U.S. and LatAm pawn loan receivable growth of 21% and an impressive 15% increase on a same-store basis. Our pawn operations saw significant growth in the store base in 2023 with the addition of 96 stores in the U.S., which included the entrance into four new states, and 61 new stores opened in Latin America. For the full year, we invested approximately $312 million in pawn acquisitions, new store openings, store real estate acquisitions and other capital expenditures. Furthermore, we continue to see a robust pipeline of acquisition opportunities in both new and existing markets.

“It has been two years since we made the strategic AFF acquisition, and the segment continues to grow and drive incremental earnings for FirstCash. Compared to AFF’s results at the time of the acquisition at the end of 2021, revenues have now increased over 60% and the active merchant door counts have increased by almost 80%. Although the origination growth continues to have a short-term drag on earnings due to upfront provisioning expense, these originations position us well for future expected growth in revenue and earnings.

“FirstCash continued to provide significant shareholder returns in 2023, driven by the increased dividend that is now annualized at $1.40 per share and through the repurchase of 1,248,000 shares of common stock at an aggregate cost of $114 million or $91.58 per share. Since the merger with Cash America in 2016, the Company has repurchased almost 12 million shares of common stock at an average cost of $76.94 per share. Additionally, we repurchased the underlying real estate at 43 domestic locations during 2023, bringing the total Company owned locations to 337, or 28% of our U.S. stores.

“Our balance sheet and cash flow remain strong, as free cash flow totaled $212 million during 2023, while we maintain long-dated unsecured debt maturities with interest rate coupons far below most of our industry peers. Given the current momentum in our pawn operations and the continued steady growth for AFF, we believe that we are well positioned for continued revenue and earnings growth as we enter 2024,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s approximately 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 11,600 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2024. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products, including those changes resulting from shifts in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation and rising interest rates, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Retail merchandise sales	$397,412	$359,161	$1,381,272	$1,261,136
Pawn loan fees	178,238	149,777	658,536	561,390
Leased merchandise income	190,057	166,427	752,682	622,163
Interest and fees on finance receivables (1)	59,571	46,241	233,818	181,280
Wholesale scrap jewelry sales	26,856	27,738	125,488	102,973
Total revenue	852,134	749,344	3,151,796	2,728,942

Cost of revenue:
Cost of retail merchandise sold	241,402	220,831	832,393	764,553
Depreciation of leased merchandise (1)	103,631	90,665	411,455	353,495
Provision for lease losses	34,184	29,731	175,858	139,502
Provision for loan losses	32,459	35,049	123,030	118,502
Cost of wholesale scrap jewelry sold	22,809	23,933	101,821	88,304
Total cost of revenue	434,485	400,209	1,644,557	1,464,356

Net revenue	417,649	349,135	1,507,239	1,264,586

Expenses and other income:
Operating expenses	216,783	189,511	832,149	728,909
Administrative expenses	51,887	37,061	176,315	147,943
Depreciation and amortization	27,635	26,337	109,161	103,832
Interest expense	26,586	19,959	93,243	70,708
Interest income	(216)	(209)	(1,469)	(1,313)
Loss (gain) on foreign exchange	376	(387)	(1,529)	(585)
Merger and acquisition expenses	4,252	2,027	7,922	3,739
Gain on revaluation of contingent acquisition consideration	—	(26,760)	—	(109,549)
Other expenses (income), net	(1,142)	(10)	(1,402)	(2,731)
Total expenses and other income	326,161	247,529	1,214,390	940,953

Income before income taxes	91,488	101,606	292,849	323,633

Provision for income taxes	21,899	21,540	73,548	70,138

Net income	$69,589	$80,066	$219,301	$253,495

(1)As a result of purchase accounting, AFF’s as reported amounts for the three and twelve months ended December 31, 2022 contain significant fair value adjustments. See reconciliation of reported amounts to adjusted amounts excluding the impacts of purchase accounting in the “Retail POS Payment Solutions Segment Results” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$127,018	$117,330
Accounts receivable, net	71,922	57,792
Pawn loans	471,846	390,617
Finance receivables, net	113,901	103,494
Inventories	312,089	288,339
Leased merchandise, net	171,191	153,302
Prepaid expenses and other current assets	38,634	19,788
Total current assets	1,306,601	1,130,662

Property and equipment, net	632,724	538,681
Operating lease right of use asset	328,458	307,009
Goodwill	1,727,652	1,581,381
Intangible assets, net	277,724	330,338
Other assets	10,242	9,415
Deferred tax assets, net	6,514	7,381
Total assets	$4,289,915	$3,904,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$163,050	$139,460
Customer deposits and prepayments	70,580	63,125
Lease liability, current	101,962	92,944
Total current liabilities	335,592	295,529

Revolving unsecured credit facilities	568,000	339,000
Senior unsecured notes	1,037,647	1,035,698
Deferred tax liabilities, net	136,773	151,759
Lease liability, non-current	215,485	203,115
Total liabilities	2,293,497	2,025,101

Stockholders’ equity:
Common stock	573	573
Additional paid-in capital	1,741,046	1,734,528
Retained earnings	1,218,029	1,060,603
Accumulated other comprehensive loss	(43,037)	(106,573)
Common stock held in treasury, at cost	(920,193)	(809,365)
Total stockholders’ equity	1,996,418	1,879,766
Total liabilities and stockholders’ equity	$4,289,915	$3,904,867

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	December 31,		Increase /
	2023	2022	(Decrease)
Revenue:
Retail merchandise sales	$243,697	$222,383	10%
Pawn loan fees	120,083	99,112	21%
Wholesale scrap jewelry sales	17,463	17,851	(2)%
Total revenue	381,243	339,346	12%

Cost of revenue:
Cost of retail merchandise sold	141,406	129,711	9%
Cost of wholesale scrap jewelry sold	14,941	15,743	(5)%
Total cost of revenue	156,347	145,454	7%

Net revenue	224,896	193,892	16%

Segment expenses:
Operating expenses	119,627	104,467	15%
Depreciation and amortization	6,799	5,944	14%
Total segment expenses	126,426	110,411	15%

Segment pre-tax operating income	$98,470	$83,481	18%

Operating metrics:
Retail merchandise sales margin	42%	42%
Net revenue margin	59%	57%
Segment pre-tax operating margin	26%	25%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Twelve Months Ended
	December 31,
	2023	2022	Increase
Revenue:
Retail merchandise sales	$854,190	$818,548	4%
Pawn loan fees	435,762	373,416	17%
Wholesale scrap jewelry sales	78,571	63,004	25%
Total revenue	1,368,523	1,254,968	9%

Cost of revenue:
Cost of retail merchandise sold	490,544	478,718	2%
Cost of wholesale scrap jewelry sold	64,545	54,893	18%
Total cost of revenue	555,089	533,611	4%

Net revenue	813,434	721,357	13%

Segment expenses:
Operating expenses	451,543	407,039	11%
Depreciation and amortization	25,585	23,205	10%
Total segment expenses	477,128	430,244	11%

Segment pre-tax operating income	$336,306	$291,113	16%

Operating metrics:
Retail merchandise sales margin	43%	42%
Net revenue margin	59%	57%
Segment pre-tax operating margin	25%	23%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of December 31,
	2023	2022	Increase
Earning assets:
Pawn loans	$344,152	$282,089	22%
Inventories	221,843	202,594	10%
	$565,995	$484,683	17%

Average outstanding pawn loan amount (in ones)	$258	$247	4%

Composition of pawn collateral:
General merchandise	30%	30%
Jewelry	70%	70%
	100%	100%

Composition of inventories:
General merchandise	43%	41%
Jewelry	57%	59%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.7 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,		Increase /	2023	(Decrease)
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$155,310	$139,167	12%	$139,353	—%
Pawn loan fees	58,155	50,665	15%	52,176	3%
Wholesale scrap jewelry sales	9,393	9,887	(5)%	9,393	(5)%
Total revenue	222,858	199,719	12%	200,922	1%

Cost of revenue:
Cost of retail merchandise sold	100,870	92,392	9%	90,540	(2)%
Cost of wholesale scrap jewelry sold	7,868	8,190	(4)%	7,046	(14)%
Total cost of revenue	108,738	100,582	8%	97,586	(3)%

Net revenue	114,120	99,137	15%	103,336	4%

Segment expenses:
Operating expenses	63,976	51,680	24%	57,624	12%
Depreciation and amortization	5,466	4,805	14%	4,923	2%
Total segment expenses	69,442	56,485	23%	62,547	11%

Segment pre-tax operating income	$44,678	$42,652	5%	$40,789	(4)%

Operating metrics:
Retail merchandise sales margin	35%	34%		35%
Net revenue margin	51%	50%		51%
Segment pre-tax operating margin	20%	21%		20%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,	Increase /
	December 31,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$533,612	$447,523	19%	$474,744	6%
Pawn loan fees	222,774	187,974	19%	198,013	5%
Wholesale scrap jewelry sales	46,917	39,969	17%	46,917	17%
Total revenue	803,303	675,466	19%	719,674	7%

Cost of revenue:
Cost of retail merchandise sold	345,309	288,449	20%	307,442	7%
Cost of wholesale scrap jewelry sold	37,276	33,411	12%	33,006	(1)%
Total cost of revenue	382,585	321,860	19%	340,448	6%

Net revenue	420,718	353,606	19%	379,226	7%

Segment expenses:
Operating expenses	243,146	193,254	26%	217,507	13%
Depreciation and amortization	21,350	18,325	17%	19,199	5%
Total segment expenses	264,496	211,579	25%	236,706	12%

Segment pre-tax operating income	$156,222	$142,027	10%	$142,520	—%

Operating metrics:
Retail merchandise sales margin	35%	36%		35%
Net revenue margin	52%	52%		53%
Segment pre-tax operating margin	19%	21%		20%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				December 31,	Increase /
	As of December 31,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$127,694	$108,528	18%	$112,110	3%
Inventories	90,246	85,745	5%	79,218	(8)%
	$217,940	$194,273	12%	$191,328	(2)%

Average outstanding pawn loan amount (in ones)	$95	$83	14%	$84	1%

Composition of pawn collateral:
General merchandise	63%	67%
Jewelry	37%	33%
	100%	100%

Composition of inventories:
General merchandise	67%	71%
Jewelry	33%	29%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	4.4 times	4.2 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

				Adjusted (1)
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,		Increase /	2022	(Decrease)
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$190,057	$166,427	14%	$166,427	14%
Interest and fees on finance receivables	59,571	46,241	29%	54,100	10%
Total revenue	249,628	212,668	17%	220,527	13%

Cost of revenue:
Depreciation of leased merchandise	104,114	91,090	14%	90,189	15%
Provision for lease losses	35,564	29,913	19%	29,913	19%
Provision for loan losses	32,459	35,049	(7)%	35,049	(7)%
Total cost of revenue	172,137	156,052	10%	155,151	11%

Net revenue	77,491	56,616	37%	65,376	19%

Segment expenses:
Operating expenses	33,180	33,364	(1)%	33,364	(1)%
Depreciation and amortization	772	756	2%	756	2%
Total segment expenses	33,952	34,120	—%	34,120	—%

Segment pre-tax operating income	$43,539	$22,496	94%	$31,256	39%

(1)As a result of purchase accounting, AFF’s as reported amounts for the three months ended December 31, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended December 31, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (1)
				Twelve Months
				Ended
	Twelve Months Ended			December 31,
	December 31,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$752,682	$622,163	21%	$622,163	21%
Interest and fees on finance receivables	233,818	181,280	29%	223,937	4%
Total revenue	986,500	803,443	23%	846,100	17%

Cost of revenue:
Depreciation of leased merchandise	413,546	354,104	17%	346,407	19%
Provision for lease losses	177,418	140,118	27%	140,118	27%
Provision for loan losses	123,030	118,502	4%	118,502	4%
Total cost of revenue	713,994	612,724	17%	605,027	18%

Net revenue	272,506	190,719	43%	241,073	13%

Segment expenses:
Operating expenses	137,460	128,616	7%	128,616	7%
Depreciation and amortization	3,030	2,912	4%	2,912	4%
Total segment expenses	140,490	131,528	7%	131,528	7%

Segment pre-tax operating income	$132,016	$59,191	123%	$109,545	21%

(1)As a result of purchase accounting, AFF’s as reported amounts for 2022 contain significant fair value adjustments. The adjusted amounts for 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	December 31,
	2023	2022	Increase
Leased merchandise	$170,278	$146,238	16%
Finance receivables	102,279	93,434	9%
Total gross transaction volume	$272,557	$239,672	14%

	Twelve Months Ended
	December 31,
	2023	2022	Increase
Leased merchandise	$623,069	$518,173	20%
Finance receivables	405,765	333,052	22%
Total gross transaction volume	$1,028,834	$851,225	21%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of December 31,
	2023	2022	Increase
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$267,458	$233,974	14%
Less allowance for lease losses	(95,752)	(79,576)	20%
Leased merchandise, net (1)	$171,706	$154,398	11%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$210,355	$188,327	12%
Less allowance for loan losses	(96,454)	(84,833)	14%
Finance receivables, net	$113,901	$103,494	10%

(1)Includes $0.5 million and $1.1 million of intersegment transactions as of December 31, 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, consolidated net leased merchandise as of December 31, 2023 and 2022 totaled $171.2 million and $153.3 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

				Adjusted (5)
				Three Months
	Three Months Ended			December 31,
	December 31,		Increase /	2022	Increase
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$105,472	$78,020	35%	$85,630	23%
Provision for lease losses (1)	35,564	29,913	19%	29,913	19%
Charge-offs	(46,986)	(29,471)	59%	(37,081)	27%
Recoveries	1,702	1,114	53%	1,114	53%
Balance at end of period	$95,752	$79,576	20%	$79,576	20%

Leased merchandise portfolio metrics:
Provision rate (2)	21%			20%
Average monthly net charge-off rate (3)	5.8%			5.3%
Delinquency rate (4)	21.7%			21.0%

Allowance for loan losses:
Balance at beginning of period	$96,684	$78,413	23%
Provision for loan losses	32,459	35,049	(7)%
Charge-offs	(34,680)	(29,906)	16%
Recoveries	1,991	1,277	56%
Balance at end of period	$96,454	$84,833	14%

Finance receivables portfolio metrics:
Provision rate (2)	32%	38%
Average monthly net charge-off rate (3)	5.2%	5.1%
Delinquency rate (4)	21.8%	20.7%

(1)Includes a provision increase of $1.4 million and $0.2 million from intersegment transactions for the three months ended December 31, 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses for the three months ended December 31, 2023 and 2022 totaled $34.2 million and $29.7 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses during 2022 contains significant fair value adjustments. The adjusted amounts during 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics during 2022 provide a useful comparison against the 2023 amounts.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Adjusted (5)
				Twelve Months
	Twelve Months Ended			December 31,
	December 31,			2022	Increase
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$79,576	$5,442	1,362%	$66,968	19%
Provision for lease losses (1)	177,418	140,118	27%	140,118	27%
Charge-offs	(167,952)	(70,343)	139%	(131,869)	27%
Recoveries	6,710	4,359	54%	4,359	54%
Balance at end of period	$95,752	$79,576	20%	$79,576	20%

Leased merchandise portfolio metrics:
Provision rate (2)	28%			27%
Average monthly net charge-off rate (3)	5.4%			4.9%
Delinquency rate (4)	21.7%			21.0%

Allowance for loan losses:
Balance at beginning of period	$84,833	$75,574	12%
Provision for loan losses	123,030	118,502	4%
Charge-offs	(117,961)	(114,535)	3%
Recoveries	6,552	5,292	24%
Balance at end of period	$96,454	$84,833	14%

Finance receivables portfolio metrics:
Provision rate (2)	30%	36%
Average monthly net charge-off rate (3)	4.7%	4.5%
Delinquency rate (4)	21.8%	20.7%

(1)Includes a provision increase of $1.6 million and $0.6 million from intersegment transactions for 2023 and 2022, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding the intersegment transactions, the provision for lease losses for 2023 and 2022 totaled $175.9 million and $139.5 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(5)As a result of purchase accounting, AFF’s as reported allowance for lease losses during 2022 contains significant fair value adjustments. The adjusted amounts during 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics during 2022 provide a useful comparison against the 2023 amounts.

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of December 31, 2023, the Company operated 2,997 pawn store locations comprised of 1,183 stores in 29 U.S. states and the District of Columbia, 1,721 stores in 32 states in Mexico, 65 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and twelve months ended December 31, 2023:

	Three Months Ended December 31, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,181	1,807	2,988
New locations opened (1)	—	9	9
Locations acquired	8	—	8
Consolidation of existing pawn locations (2)	(6)	(2)	(8)
Total locations, end of period	1,183	1,814	2,997

	Twelve Months Ended December 31, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,101	1,771	2,872
New locations opened (1)	5	61	66
Locations acquired	91	—	91
Consolidation of existing pawn locations (2)	(14)	(18)	(32)
Total locations, end of period	1,183	1,814	2,997

(1)In addition to new store openings, the Company strategically relocated one store in the U.S. during the three months ended December 31, 2023. During the twelve months ended December 31, 2023, the Company strategically relocated four stores in the U.S. and two stores in Latin America.

(2)Store consolidations were primarily acquired locations over the past seven years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

Retail POS Payment Solutions

As of December 31, 2023, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 11,600 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico. This compares to the active door count of approximately 9,200 locations at December 31, 2022.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above-or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share, calculated in accordance with GAAP, to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$69,589	$1.53	$80,066	$1.72	$219,301	$4.80	$253,495	$5.36
Adjustments, net of tax:
Merger and acquisition expenses	3,271	0.07	1,561	0.03	6,089	0.13	2,878	0.06
Non-cash foreign currency gain related to lease liability	(607)	(0.01)	(685)	(0.01)	(1,778)	(0.04)	(930)	(0.02)
AFF purchase accounting and other adjustments (1)	21,472	0.47	17,660	0.38	54,341	1.19	82,432	1.74
Gain on revaluation of contingent acquisition consideration	—	—	(21,952)	(0.47)	—	—	(90,035)	(1.91)
Other expenses (income), net	(879)	(0.02)	(8)	—	(1,079)	(0.02)	(2,103)	(0.04)
Adjusted net income and diluted earnings per share	$92,846	$2.04	$76,642	$1.65	$276,874	$6.06	$245,737	$5.19

(1)See detail of the AFF purchase accounting and other adjustments in tables below.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$4,252	$981	$3,271	$2,027	$466	$1,561
Non-cash foreign currency gain related to lease liability	(867)	(260)	(607)	(979)	(294)	(685)
AFF purchase accounting and other adjustments (i)	27,886	6,414	21,472	22,935	5,275	17,660
Gain on revaluation of contingent acquisition consideration	—	—	—	(26,760)	(4,808)	(21,952)
Other expenses (income), net	(1,142)	(263)	(879)	(10)	(2)	(8)
Total adjustments	$30,129	$6,872	$23,257	$(2,787)	$637	$(3,424)

(i)The following table details AFF purchase accounting and other adjustments (in thousands):

	Three Months Ended December 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$7,859	$1,807	$6,052
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	901	208	693
Amortization of acquired intangible assets	13,918	3,201	10,717	14,175	3,260	10,915
Other non-recurring costs included in administrative expenses related to a discontinued finance product	13,968	3,213	10,755	—	—	—
Total AFF purchase accounting and other adjustments	$27,886	$6,414	$21,472	$22,935	$5,275	$17,660

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Twelve Months Ended December 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$7,922	$1,833	$6,089	$3,739	$861	$2,878
Non-cash foreign currency gain related to lease liability	(2,540)	(762)	(1,778)	(1,329)	(399)	(930)
AFF purchase accounting and other adjustments (i)	70,574	16,233	54,341	107,055	24,623	82,432
Gain on revaluation of contingent acquisition consideration	—	—	—	(109,549)	(19,514)	(90,035)
Other expenses (income), net	(1,402)	(323)	(1,079)	(2,731)	(628)	(2,103)
Total adjustments	$74,554	$16,981	$57,573	$(2,815)	$4,943	$(7,758)

(i)The following table details AFF purchase accounting and other adjustments (in thousands):

	Twelve Months Ended December 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$42,657	$9,811	$32,846
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	7,697	1,772	5,925
Amortization of acquired intangible assets	56,606	13,020	43,586	56,701	13,040	43,661
Other non-recurring costs included in administrative expenses related to a discontinued finance product	13,968	3,213	10,755	—	—	—
Total AFF purchase accounting and other adjustments	$70,574	$16,233	$54,341	$107,055	$24,623	$82,432

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income	$69,589	$80,066	$219,301	$253,495
Income taxes	21,899	21,540	73,548	70,138
Depreciation and amortization	27,635	26,337	109,161	103,832
Interest expense	26,586	19,959	93,243	70,708
Interest income	(216)	(209)	(1,469)	(1,313)
EBITDA	145,493	147,693	493,784	496,860
Adjustments:
Merger and acquisition expenses	4,252	2,027	7,922	3,739
Non-cash foreign currency gain related to lease liability	(867)	(979)	(2,540)	(1,329)
AFF purchase accounting and other adjustments (1)	13,968	8,760	13,968	50,354
Gain on revaluation of contingent acquisition consideration	—	(26,760)	—	(109,549)
Other expenses (income), net	(1,142)	(10)	(1,402)	(2,731)
Adjusted EBITDA	$161,704	$130,731	$511,732	$437,344
(1)Excludes $14 million and $57 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three and twelve months ended December 31, 2023 and 2022, respectively, which is included in the add-back of depreciation and amortization to net income used to calculate EBITDA. See detail of AFF purchase accounting and other adjustments in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Cash flow from operating activities	$99,105	$143,507	$416,142	$469,305
Cash flow from investing activities:
Pawn loans, net (1)	24,448	38,890	(34,978)	(35,817)
Finance receivables, net	(27,448)	(35,719)	(115,442)	(85,353)
Purchases of furniture, fixtures, equipment and improvements	(13,425)	(5,956)	(60,148)	(35,586)
Free cash flow	82,680	140,722	205,574	312,549
Merger and acquisition expenses paid, net of tax benefit	3,271	1,561	6,089	2,878
Adjusted free cash flow	$85,951	$142,283	$211,663	$315,427

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides reconciliations of total revenue and total net revenue, presented in accordance with GAAP, to adjusted total revenue and adjusted net revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Total revenue, as reported	$852,134	$749,344	$3,151,796	$2,728,942
AFF purchase accounting and other adjustments (1)	—	7,859	—	42,657
Adjusted total revenue	$852,134	$757,203	$3,151,796	$2,771,599

Total net revenue, as reported	$417,649	$349,135	$1,507,239	$1,264,586
AFF purchase accounting and other adjustments (1)	—	8,760	—	50,354
Adjusted total net revenue	$417,649	$357,895	$1,507,239	$1,314,940

(1)As a result of purchase accounting, AFF’s as reported amounts for the three and twelve months ended December 31, 2022 contain significant fair value adjustments. The adjusted amounts for the three and twelve months ended December 31, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Twelve Months Ended
December 31, 2023
Adjusted net income (1)	$276,874

Average stockholders’ equity (average of five most recent quarter-end balances)	$1,912,272
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	14%

Average total assets (average of five most recent quarter-end balances)	$4,039,640
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	December 31,		Favorable /
	2023	2022	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	16.9	19.4	13%
Three months ended	17.6	19.7	11%
Twelve months ended	17.8	20.1	11%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.9	1%
Three months ended	7.8	7.8	—%
Twelve months ended	7.8	7.7	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,822	4,810	21%
Three months ended	4,070	4,809	15%
Twelve months ended	4,328	4,253	(2)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com